Exhibit 99.1

               Delta Apparel Reports First Quarter 2008
                               Results


    DULUTH, Ga.--(BUSINESS WIRE)--Nov. 2, 2007--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fiscal first quarter ended September 29, 2007.

    Net sales for the three months ended September 29, 2007 increased 15.8% to a first quarter record of $72.6 million compared to $62.7 million in the prior year's first quarter. The increase was driven primarily by the acquisition of FunTees on October 2, 2006 and the sales growth in the Junkfood business, but was somewhat offset by lower sales of Soffe products and undecorated t-shirts. Gross margins declined 980 basis points to 17.9% compared to 27.7% in the prior year first quarter primarily as a result of higher sales in the activewear segment, higher raw material prices, and textile restructuring related costs.

    Net loss for the first quarter was $1.5 million, or ($0.18) per diluted share, compared to the prior year's net income of $2.2 million, or $0.26 per diluted share. The first quarter of the prior year included an extraordinary gain, net of taxes, of $0.7 million, or $0.08 per diluted share, associated with the final earn-out payment made to the former M. J. Soffe shareholders.

    The Company previously announced on July 18, 2007 an overall restructuring plan which included the closing of its Fayette, Alabama manufacturing facility, the expensing of excess manufacturing costs with the FunTees integration and start-up costs stemming from the opening of its Honduran textile facility. The restructuring charges began in the Company's fiscal fourth quarter of 2007 and are expected to impact financial results through the third quarter of fiscal 2008. The Company expects to incur total costs of approximately $11.8 million, or $0.90 per diluted share, associated with the restructuring. This is an increase of $1.8 million, or $0.15 per diluted share, from the previously disclosed amounts, primarily caused from higher manufacturing costs in the Maiden, North Carolina facility due to the relocation of cutting offshore and lower production levels from the FunTees integration. The expenses are expected to impact the Company's financials as follows:



                          FY 07    FY 08    FY 08    FY 08
                           Qtr 4    Qtr 1    Qtr 2    Qtr 3   Total
                         -------- -------- -------- -------- --------

Cost of Sales             $5.4     $2.0     $1.9     $0.9     $10.2
                          million  million  million  million  million
Restructuring Charges     $1.5     $0.1                       $ 1.6
                          million  million    --       --     million
                         --------------------------------------------
Total                     $6.9     $2.1     $1.9     $0.9     $11.8
                          million  million  million  million  million

Diluted EPS Impact        $0.51    $0.16    $0.15    $0.07    $0.90


    Robert W. Humphreys, President and CEO, commented, "Our first quarter financial results were negatively impacted by our previously announced textile restructuring costs and slower than expected results at Soffe, which were driven by a weak retail environment and certain production and sourcing constraints. Our retail partners continue to give us positive feedback on our Soffe products and our internet sales are growing steadily. The general slowdown in apparel sales is causing some retailers to delay call-outs, making us cautious until we see more sustained trends during our peak selling season this spring. We are pleased that our Junkfood business continued to grow during the quarter and has a good order backlog going into our second quarter. We have established additional customer relationships in this business which should provide further growth opportunities in the future."

    Mr. Humphreys continued, "We made significant progress with our textile restructuring during the first quarter. We closed operations at our Fayette, Alabama facility and started the transition of cutting from our Maiden, North Carolina plant into our new textile operation in Honduras. Construction and equipment installation progressed in our new Ceiba Textile facility in Honduras, which will soon be ready to start production of first quality fabric. We are rebuilding the productivity in our manufacturing facilities that was disrupted with the FunTees integration and are continuing to implement our manufacturing initiatives. We are seeing weekly progress and expect consistent improvement as we progress through the rest of fiscal year 2008."

    "While we remain encouraged with the future opportunities for each of our operating units, we recognize that the weak overall demand for apparel, significant raw material and energy price increases, and production constraints and start-up costs associated with our textile restructuring create risk to our overall profitability in the near future. Therefore, we are adjusting our fiscal year financial estimates downward accordingly."

    Fiscal 2008 Guidance

    For the second fiscal quarter ending December 29, 2007, the Company expects sales to be in the range of $64 to $68 million and a loss in the range of ($0.33) to ($0.37) per diluted share. This includes approximately $1.9 million of expected textile restructuring related expenses during the quarter. For the full fiscal year, the Company expects net sales to be in the range of $325 to $340 million and diluted earnings per share to be in the range of $0.62 to $0.76. Restructuring related expenses for the full year are expected to total approximately $4.9 million on a pre tax basis, or approximately $0.39 per diluted share.

    The Board of Directors has elected to suspend payment of the Company's $0.05 quarterly dividend on its common stock. The Board believes the suspension of the dividend at this time is prudent to preserve the Company's financial flexibility in this uncertain retail environment and period of increased capital spending for our new Honduran textile facility. The additional capital resulting from this decision is intended to allow the Company to improve its balance sheet and increase its debt availability. The Company will evaluate the opportunity to resume a dividend payment as the quarterly profitability for the Company becomes more consistent.

    Mr. Humphreys concluded, "While we are cautious about consumer demand for apparel in the short run, we believe all of our business units are moving forward in a positive direction. These trends should help us position ourselves to take advantage of better market conditions as they unfold. We remain focused on completing our textile restructuring, as we begin production in our Ceiba textile facility and rebuild the productivity and efficiency in our Maiden plant. We expect the excess expense associated with these initiatives will be substantially behind us by the end of our third fiscal quarter. Our efforts to implement these initiatives should result in significant cost savings in the years ahead."

    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a sales decrease of 6.3% to $30.3 million for the first quarter of fiscal year 2008 compared to $32.4 million in the prior year quarter. The sales decrease was driven by lower sales in the Soffe business, offset partially by higher sales in the Junkfood business. Sales of our Soffe products were down 14.3% from the prior year, driven by the weak retail environment. In addition, capacity constraints on decorated products and late shipments on sourced products further slowed the sales in this business. Sales in the Junkfood business grew 36% from the prior year first quarter, driven by increased sales to the higher-end department stores and specialty stores. In addition, foreign sales continued to expand. Operating income in the first fiscal quarter of 2008 decreased $0.5 million from the prior year first quarter to $2.7 million due primarily to the lower sales levels.

    Activewear Apparel

    The activewear segment, which includes the Delta and the FunTees businesses, reported sales of $42.2 million for the three months ended September 29, 2007, a 39% increase from the prior year first quarter. The increase in sales was primarily due to the acquisition of the FunTees business on October 2, 2006, offset partially by lower volume in undecorated t-shirts. Our textile restructuring initiatives, including the costs of the FunTees integration, drove the decrease in operating income to a loss of $3.9 million compared to a profit of $0.2 million in the prior year first quarter.

    Share Repurchase Program

    During the three months ended September 29, 2007, the Company did not repurchase any shares of its stock through its Stock Repurchase Program. The Company has $5.9 million remaining of the total $15.0 million authorized by the Company's Board of Directors to repurchase shares under the Company's Stock Repurchase Program.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-0733. A live webcast of the conference call will be available on the Company's web site at www.deltaapparelinc.com.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,200 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

                          (Tables to follow)




SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
                                                    Three Months Ended
                                                    Sept 29,  Sept 30,
                                                       2007     2006
                                                    --------- --------

Net Sales                                           $ 72,562  $ 62,680
Cost of Goods Sold                                    59,571    45,344
                                                    --------- --------
Gross Profit                                          12,991    17,336

Selling, General and Administrative                   14,203    13,898
Restructuring Costs                                       62         -
                                                    --------- --------
Operating (Loss) Income                               (1,274)    3,438

Other Income, net                                         82        51
Interest Expense, net                                  1,470       947
                                                    --------- --------
(Loss) Income Before Provision for Income
 Taxes and                                            (2,662)    2,542
 Extraordinary Gain

(Benefit) Provision for Income Taxes                  (1,114)      967
(Loss) Income before Extraordinary Gain               (1,548)    1,575

Extraordinary Gain, Net of Taxes                           -       672
                                                    --------- --------
Net (Loss) Income                                   $ (1,548) $  2,247
                                                    ========= ========

Weighted Average Shares Outstanding
 Basic                                                 8,430     8,546
 Diluted                                               8,430     8,690

Net (Loss) Income per Common Share , before
 Extraordinary Gain
 Basic                                              $  (0.18) $   0.18
 Diluted                                            $  (0.18) $   0.18

Net (Loss) Income per Common Share, after
 Extraordinary Gain
 Basic                                              $  (0.18) $   0.26
 Diluted                                            $  (0.18) $   0.26




                                           Sept 29, June 30,  Sept 30,
                                             2007      2007     2006
                                           -------- --------- --------

Current Assets:
 Cash                                      $    534 $    792  $    315
 Accounts Receivable, Net                    38,043   46,444    36,232
 Income Taxes Receivable                        754    1,209         -
 Inventories, Net                           129,615  124,604   105,894
 Deferred Income Taxes                        2,959    2,874     2,792
 Other Assets                                 3,314    2,597     2,474
                                           -------- --------- --------
Total Current Assets                        175,219  178,520   147,707

Noncurrent Assets:
 Property, Plant & Equipment, Net            32,926   29,407    21,136
 Goodwill and Other Intangibles, Net         22,191   22,313    22,679
 Other Assets                                 2,740    2,550     2,248
                                           -------- --------- --------
Total Noncurrent Assets                      57,857   54,270    46,063

                                           -------- --------- --------
Total Assets                               $233,076 $232,790  $193,770
                                           ======== ========= ========


Current Liabilities:
 Accounts Payable and Accrued Expenses     $ 45,170 $ 54,948  $ 38,658
 Current Portion of Long Term Debt            5,270    2,927     3,933
 Income Taxes Payable                             -        -     1,222
                                           -------- --------- --------
Total Current Liabilities                    50,440   57,875    43,813

Noncurrent Liabilities:
 Long-Term Debt                              78,251   70,491    46,433
 Deferred Income Taxes                          805      749       909
 Other Noncurrent Liabilities                   205        6         9
                                           -------- --------- --------
Total Noncurrent Liabilities                 79,261   71,246    47,351

Stockholders' Equity                        103,375  103,669   102,606

                                           -------- --------- --------
Total Liabilities and Stockholders' Equity $233,076 $232,790  $193,770
                                           ======== ========= ========



    CONTACT: Delta Apparel, Inc.
             Company Contact:
             Deborah Merrill, 864-232-5200 ext. 6620
             Chief Financial Officer
             or
             Integrated Corporate Relations
             Investor Relations Contact:
             Bill Zima, 203-682-8200